Exhibit 10.9

Rules of the Markit 2008 Additional Share Option Plan

Markit Group Holdings Limited

Rules approved by the Board on 25 June 2008 and by the shareholders

RULES OF THE MARKIT 2008

ADDITIONAL SHARE OPTION PLAN

1.	DEFINITIONS

In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Affiliate” has the meaning given to it in the Articles;

“Articles” means the Articles of Association of the Company currently in force and as amended from time to time and “Article” shall be construed accordingly;

“Bad Leaver” has the meaning given to it in Article 15.3 of the Articles;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the board;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commencement Date” means the date on which the Plan is approved by the Board, subject to the approval of the Plan by the shareholders of the Company within 12 months before or after the Plan is adopted by the Board;

“Company” means Markit Group Holdings Limited (No. 6240773);

“Date of Grant” means the date on which the Board grants an Option in accordance with Rule 3;

“Deed of Adherence” means a valid deed of adherence to the Shareholders’ Agreement;

“Departing Employee” has the meaning given to it in Article 15.1 of the Articles;

“Drag Along Notice” has the meaning given to it in Article 14.1 of the Articles;

“Eligible Participant” means any employee (including a director) of, or any consultant to, the Company or an Affiliate of the Company;

“Employer’s NICs” means secondary Class 1 National Insurance Contributions;

“Exercise Price” means the price per Share at which a Participant may exercise an Option, established in accordance with Rule 4;

“Fair Market Value” shall be set in good faith by the Board based on reasonable methods;

“Good Leaver” has the meaning given to it in Article 15.3(c) of the Articles;

“HMRC” means Her Majesty’s Revenue and Customs;

“Incentive Stock Option” means any Option granted to a Participant under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code;

“Listing” has the meaning given to it in the Articles;

“Member of the Group” means the Company or any Affiliate of the Company from time to time;

“Non-Qualified Stock Option” means any Option granted under the Plan that is not an Incentive Stock Option;

“Option” means a right to acquire Shares at the Exercise Price in accordance with the Rules;

“Option Tax Liability” means an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions (including Employer’s NICs which are the subject of an agreement or election under Rule 7.2(e)) or any other amounts (including Medicare) or amounts which are required to be withheld or accounted for on behalf of the Participant by any Member of the Group;

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code;

“Participant” means any individual who has been granted and remains entitled to exercise a Subsisting Option or (where the context admits) the personal representatives of any such individual;

“Plan” means this plan as governed by the Rules;

“Qualifying Proposed Sale” has the meaning given to it in Article 14.1 of the Articles;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company in general meeting;

“Share” means a fully paid ordinary non-voting share in the capital of the Company, as defined in the Articles;

“Shareholders’ Agreement” is the agreement defined in the Articles as the same may be amended from time to time;

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code;

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent;

“Vesting Schedule” means, subject to the terms of the Plan, the vesting schedule attached to these Rules as Appendix A hereto or such other vesting schedule determined by the Board; and

“Voluntary Resignation” has the meaning given to it in the Articles.

Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it. The Vesting Schedule forms a part of the Plan.

The provisions of Rules 7.2 (a) and (b) shall only apply to the extent applicable, and Rule 10 shall not be applicable, to any Participant who is a consultant (and not a director or employee).

2.	COMMENCEMENT AND TITLE

The Plan shall commence on the Commencement Date and shall be known as The Markit 2008 Additional Share Option Plan.

3.	THE GRANT OF OPTIONS

3.1.	The Board may grant Options to Eligible Participants to acquire Shares subject to the rules of this Plan including the Vesting Schedule and such other objective terms or conditions as the Board may in its absolute discretion determine. Options may be granted only to such Eligible Participants as the Board shall in its absolute discretion select. No Eligible Participant shall be entitled as of right to participate. The extent of any grant of Options shall be determined by the Board in its absolute discretion.

3.2.	No consideration shall be payable for the grant of an Option. The Board shall grant Options by deed in such form as the Board shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be issued with a certificate as evidence of the grant of an Option.

3.3.	If any Option granted under this Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of Shares underlying any unexercised Option shall again be available for the purpose of Options under the Plan.

3.4.	The Board shall have authority to determine whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option, provided that an Eligible Participant who is a director is not eligible to be granted an Incentive Stock Option; and, provided, further, only Eligible Participants who are employees of the Company or any Subsidiary or Parent are eligible to be granted Incentive Stock Options.

4.	THE EXERCISE PRICE

4.1.	The Exercise Price of an Option shall be determined by the Board in its absolute discretion no later than the Date of Grant, provided that the Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Market Value of a Share on the Date of Grant.

4.2.	The Exercise Price is subject to adjustment in accordance with Rule 8.

5.	NON-ASSIGNABILITY OF OPTIONS

No Option granted to an Eligible Participant under the Plan shall be capable of being transferred by him or his personal representative(s) or of being mortgaged, pledged or encumbered in any way whatsoever. In the event of any breach or purported breach of this provision the Option shall lapse forthwith. This Rule 5 shall not prevent the personal representative(s) of a deceased Participant from exercising the Option in accordance with the Rules.

6.	WHEN OPTIONS MAY BE EXERCISED

6.1.	Subject to Rules 7 and 9, a Subsisting Option shall be exercisable only to the extent that it has vested in accordance with the Vesting Schedule.

6.2.	A Subsisting Option, whenever granted, shall lapse and cease to be exercisable upon the earliest to happen of the following:

(a)	the seventh anniversary of its Date of Grant;

(b)	the fifth anniversary of its Date of Grant with respect to an Incentive Stock Option granted to a Ten Percent Shareholder;

(c)	the first anniversary of the date of death of the Participant;

(d)	the date upon which the Participant (who is not a consultant) becomes a Departing Employee in circumstances where the Participant is a Bad Leaver;

(e)	the date on which a Participant who is a consultant (and not a director or employee) ceases to be a consultant in the circumstances contemplated by 2 of the Vesting Schedule;

(f)	three months from the date on which a Participant becomes a Departing Employee, or on which he ceases to be a consultant, in respect of the element of the Subsisting Option which has vested in accordance with the Vesting Schedule and immediately on the date on which the Participant becomes a Departing Employee, or on which he ceases to be a consultant, in respect of any element of the Subsisting Option which has not vested in accordance with the Vesting Schedule on such date; and

(g)	the expiry of the periods mentioned in Rule 9.1, 9.2, 9.3, 9.4 and 9.5.

6.3.	A Participant may, with the prior agreement of the Board, exercise a Subsisting Option in whole or in part at any time, notwithstanding that it or the relevant part thereof has not then vested in accordance with the Vesting Schedule.

7.	MANNER OF EXERCISE OF OPTIONS

7.1.	Subject to Rule 7.2, an Option shall be exercised by the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

(a)	an option certificate in respect of the Option to be exercised;

(b)	a notice of exercise in such form as the Board may from time to time prescribe, duly executed in accordance with the instructions in such notice;

(c)	payment (in such manner as the Board shall direct, to include, but not to be limited to, an undertaking to pay) of a sum equal to the aggregate Exercise Price of the Shares in relation to which the Option is then being exercised, together with an amount equal to that required to be paid pursuant to Rule 7.2(b) below; and

(d)

in respect of an exercise of an Option in the circumstances set out in Rule 9.1, a duly executed power of attorney in the form provided by the Company on grant of the Option appointing the Company as the Participant’s attorney to execute documents on behalf of the Participant to give effect to the transfer of the Shares the Participant would hold following the exercise of such Option. PROVIDED ALWAYS THAT if the relevant Qualifying Proposed Sale has not completed within 60 days of the date on which the Drag Along Notice is delivered to the Company pursuant to Article 14.1 or the date on which a copy of the relevant offer to the Participants pursuant to Article 14.2(d) is delivered to the Company, as the case may be, then the Company shall return to the Participants the documents referred to in Rules 7.1(a) and (b) and the payment referred to in Rule 7.1(c) and, notwithstanding anything to the contrary in the Plan, the Option shall be deemed not to have been exercised.

7.2.	The exercise of an Option by a Participant under Rule 7.1 shall, unless the Board in its absolute discretion determines otherwise, be conditional upon:

(a)	the Vesting Schedule;

(b)	agreement being reached between the Company and the Participant as to the amount, or their best estimate of the amount, of the Option Tax Liability;

(c)	payment of the estimate or amount of the Option Tax Liability or arrangements which are satisfactory to the Company for the payment by the Participant of the Option Tax Liability whether in cash or by deduction from cash payments otherwise to be made to the Participant or by the withholding of Shares otherwise deliverable to the Participant on the exercise of the Option equal in value to the amount of the Option Tax Liability;

(d)	(if not already a party to the Shareholders’ Agreement) execution by the Participant of a Deed of Adherence and agreement by the Participant that he shall take the Shares subject to the Shareholders’ Agreement and Memorandum of Association of the Company and the Articles; and

(e)	either of the following conditions being satisfied within one month of the date on which the notice of exercise of that Option was lodged in accordance with Rule 7.1(b) where any Member of the Group would be liable for Employer’s NICs in respect of that exercise:

(i)	the Participant entering into an agreement with the Company, in such form as determined by the Board, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option; or

(ii)	the Participant entering into a form of joint election, in such form as determined by the Board and approved in advance by HMRC, for the transfer to the Participant of the whole or any part of the Employer’s NICs due on the exercise of that Option; and

(iii)	the arrangements made in that election for securing that the Participant will meet the liability transferred to him have been approved in advance by HMRC;

and:

•	in the event that either condition is satisfied within that one-month period, the date of exercise of the Option shall be the date on which that condition is satisfied; or

•	in the event that neither condition is satisfied within that one-month period, the exercise of the Option under Rule 7.1 shall not be effective; or

•	in the event that the Board waives the requirement for either condition to be satisfied, the date of exercise of the Option shall be the date of the waiver.

7.3.	Subject to the obtaining of any necessary regulatory consents, the Board shall within 30 days of the exercise of any Option cause the Company to allot and issue or procure the transfer of the relevant Shares and send or cause to be sent to the Participant who has exercised the Option a share certificate for the Shares in respect of which the Option is exercised provided such allotment or transfer is lawful.

7.4.	Shares issued pursuant to the Plan will rank pari passu in all respects with the Shares then already in issue except that they and any Shares transferred pursuant to the Plan will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise of the relevant Option.

7.5.	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Shares from time to time under Subsisting Options.

8.	ALTERATIONS OF SHARE CAPITAL

8.1.	In the event of any variation in the share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise, then the number and the nominal value of Shares subject to any Subsisting Options, the Exercise Price and, where an Option has been exercised but as at the date of the variation of capital referred to above no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may in its absolute discretion determine to be appropriate.

8.2.	No adjustment under Rule 8.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Shares below the nominal value of a Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

8.3.	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or re-issue any option certificate as a result of any such adjustment.

9.	SALE, FLOTATION AND LIQUIDATION

9.1.	In the event of a Qualifying Proposed Sale a Subsisting Option shall be exercisable in full (but only to the extent that the Option has not lapsed) from the date on which either (a) the Drag Along Notice is delivered to the Company pursuant to Article 14.1 (in the case of a proposed sale by Initiating Shareholders to a third party in accordance with Article 14.1) or (b) a copy of the offer(s) to the Participants pursuant to Article 14.2(d) is delivered to the Company pursuant to such Article (in the case of a sale to a third party purchaser in accordance with Article 14.2) until completion of the relevant sale under (a) or (b) above (as the case may be).

9.2.	Upon receipt by the Company of a Drag Along Notice pursuant to Article 14.1(b) or a copy of the offer(s) to the Participants pursuant to Article 14.2(d), the Company shall use all reasonable endeavours as soon as reasonably practicable thereafter to notify the Participants of the details of:

(a)	the Drag Along Notice and the date (if any) specified therein on which the Non-Initiating Shareholders (as defined in the Articles) must transfer their Ordinary Shares to the proposed transferee (in the case of 9.1(a) above); or

(b)	the offer(s) (in the case of 9.1(b) above).

The Participants shall be Non-Initiating Shareholders (as defined in the Articles) and shall be bound to transfer their Shares to the proposed transferee as provided for in Article 14.1 if they exercise their Options pursuant to Rule 9.1. The proposed transferee shall be entitled to enforce this right or benefit against the Participants in accordance with the Contracts (Rights of Third Parties) Act 1999 provided that no amendment, variation or termination of the Plan (whether or not affecting such right or benefit) shall require the consent of the transferee nor shall such transferee be entitled to veto any amendment, variation or termination of the Plan.

9.3.	If the Court sanctions a compromise or arrangement under section 425 of the Companies Act 1985 in respect of the Company (other than for the purpose of a restructuring), any Subsisting Option may (notwithstanding any other provision of this Plan) be exercised in full (but only to the extent that the Option has not lapsed) within 60 days of the Court sanctioning the compromise or arrangement, provided that the notice of exercise given in accordance with Rule 7.1(b) has been received by the Company within 30 days of the Court’s sanction.

9.4.	If any person becomes bound or entitled to acquire shares in the Company pursuant to the provisions contained in Chapter 3 of Part 28 of the Companies Act 2006, any Subsisting Option may (notwithstanding any other provision of this Plan) be exercised in full (but only to the extent that the Option has not lapsed) at any time when that person remains so bound or entitled.

9.5.	If the Company passes a resolution for voluntary winding-up, any Subsisting Option may (notwithstanding any other provision of this Plan) be exercised in full (but only to the extent that the Option has not lapsed) within one month of the passing of the resolution.

9.6.	Any Subsisting Option may (notwithstanding any other provision of this Plan) be exercised in full (but only to the extent that the Option has not lapsed) within six months of the effective date of a Listing in respect of the Company.

9.7.	The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7.

10.	EMPLOYMENT RIGHTS

10.1.	The Plan shall not form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

10.2.	Participation in the Plan shall be on the express condition that:

(a)	neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group any additional or other rights to compensation or damages; and

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

10.3.	No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

10.4.	No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

11.	ADMINISTRATION AND AMENDMENT

11.1.	The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules of the Plan in any respect provided that no deletion, amendment or addition shall operate to affect adversely in any way any rights already acquired by a Participant under the Plan without the approval such number the affected Participants as would be required to amend the Articles with respect to the terms of the Shares on the assumption that the affected Participants constitute the sole shareholders of the Company.

11.2.	Notwithstanding anything to the contrary contained in these Rules, the Board may at any time by resolution and without further formality:

(a)	amend the Plan in any way to the extent necessary to obtain or maintain beneficial tax treatment for any Member of the Group in any jurisdiction; and

(b)	amend the Plan in any way to the extent necessary to take account of federal, state or other local tax, exchange control or securities laws, regulation or practice in any jurisdiction relevant to a Participant or Member of the Group.

11.3.	Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Participant or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant Participating Company or any Subsidiary) or sent through the Company’s internal postal service: and

(b)	to the Company either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

11.4.	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Member of the Group to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such company’s officers or employees.

11.5.	The Company shall maintain all necessary books of account and records relating to the Plan.

11.6.	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

11.7.	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Shares.

11.8.	If any Option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.9.	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Shares over which the Option was granted.

12.	EXCLUSION OF THIRD PARTY RIGHTS

Save as provided in Rule 9.2, the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Plan nor to any Option granted under it and no person other than the parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

13.	TERMINATION

The Plan may be terminated at any time by a resolution of the Board or by a resolution of the Company in general meeting. On termination, no further Options shall be granted but such termination shall not affect the subsisting rights of Participants.

14.	TERM

No Option shall be granted pursuant to the Plan on or after 31 December 2012.

15.	INCENTIVE STOCK OPTION LIMITATIONS

To the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Participant which is an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Non-Qualified Stock Option. Should any provision of this Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend this Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

16.	GOVERNING LAW

These Rules and all matters arising from the Rules shall be governed and construed in accordance with English law and Participants shall agree to submit to the jurisdiction of the English Courts in respect of this Plan, their Option(s) and any Shares issued or transferred to them in respect of such Option(s).

APPENDIX A

VESTING SCHEDULE

1.	Subject to 2 and 3 below and provided the Participant has not become a Departing Employee, an Option shall vest in accordance with the following Vesting Condition determined by the Board in its absolute discretion on the Date of Grant:

The Option shall vest as to 1/5 of the total number of Options on each anniversary of the date of grant, commencing on the first anniversary of the Date of Grant.

2.	If a Participant who is a consultant (and not an employee) ceases to be a consultant (that is he ceases to provide services to the Company) and the reason for the Participant having ceased to be a consultant is as a result of either (i) the termination by the Company (or other Member of the Group) of his consultancy agreement (or other agreement under which his services are provided) pursuant to the terms of such agreement or (ii) the Participant voluntarily terminates such agreement or gives notice to terminate the agreement within six months of the Date of Grant, any unvested portion of the Participant’s Option shall immediately lapse.

3.	In the event that the number of vested shares would give rise to an entitlement to a fraction of a Share, the number of Shares so vested shall be rounded to the nearest whole number of Shares, or rounded upwards if the entitlement to a fraction of a Share would otherwise have been an entitlement to one half of one Share.